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                                                                    EXHIBIT 10.3

                                                      [Composite Conformed Copy]

                              EMPLOYMENT AGREEMENT

     This Employment Agreement, dated October 23, 2000 (this "Agreement") [as amended by First Amendment to Employment Agreement, dated as of March 21, 2001], is between PATRIOT NATIONAL BANK, a national banking association with headquarters located in Stamford, Connecticut (the "Bank"), PATRIOT NATIONAL BANCORP, INC., a Connecticut corporation ("Bancorp") and Charles F. Howell of Danbury, Connecticut (the "Executive").

                                    RECITALS

     WHEREAS, the Executive and the Bank desire that the Executive be employed by the Bank as President and Chief Executive Officer. The Executive and the Bank desire to enter into this Employment Agreement with Executive for several primary reasons: (1) to provide Executive with job security, particularly in the event that the Bank experiences a change-of-control; (2) to provide further incentive to Executive in the discharge of his responsibilities to the Bank; and
(3) to define Executive's duties and terms of employment;

     WHEREAS, the Bank and Executive contemplate that the Bank will: (i) disclose to Executive information concerning the Bank's business affairs, including certain confidential information; and (ii) assist Executive in establishing goodwill and rapport with certain customers of the Bank. The use by Executive of this information, goodwill and rapport in competing with or in aiding others in competing with the Bank would have a detrimental effect on future profitable operations of the Bank.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter described, the parties agree as follows:

     1. TERM OF EMPLOYMENT. The Bank agrees to employ Executive, and Executive agrees to accept employment with the Bank for a term commencing on October 23, 2000 and continuing for a period of three years, unless subsequently extended or sooner terminated as provided in this Agreement (the "Employment Period"). The Bank further agrees to initiate discussions with Executive promptly following the second anniversary of the date hereof for the purpose of determining whether a further extension to this Agreement is acceptable to the parties hereto, it being understood that neither party shall have any binding obligation to further extend the Employment Period.

     2.   DUTIES.

          (a) During the Employment Period, Executive shall perform the duties and exercise the powers relating to the office of the President and Chief Executive Officer, including all duties assigned to Executive by the Board of Directors of the Bank (the "Board of Directors"). All duties assigned shall be consistent with the customary duties of the above-described offices at a national bank. Bancorp shall use its best efforts to cause the Executive to be nominated as a

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director of Bancorp and the Bank, and as a Vice-Chairman of the Board of
Directors of Bancorp. In the event Executive is not elected as a director of Bancorp and the Bank and as a Vice Chairman of Bancorp within one week of the date of this Agreement, Executive shall have the right to terminate this Agreement without any further duties or obligations on the part of Executive hereunder.

          (b) During the Employment Period, Executive shall devote his entire business time, best efforts and ability to the business of the Bank, shall faithfully and diligently perform his duties, shall comply in all material respects with the overall policies established by the Board of Directors of the Bank and shall do all that is reasonably in his power to promote, develop and extend the business of the Bank. Notwithstanding the foregoing, it is understood that the Executive shall be permitted to continue to serve on various civic and non-profit organizations approved by the Bank.

     3.   COMPENSATION AND BENEFITS.

          (a) BASE SALARY. The Bank shall pay Executive as compensation for his services during the Employment Period an annual base salary of One Hundred and Sixty Thousand ($160,000.00) Dollars for the first twelve (12) month period, One Hundred and Seventy Thousand ($170,000.00) Dollars for the second twelve
(12) month period, and One Hundred and Eighty Thousand ($180,000.00) Dollars for the third twelve (12) month period (the "Base Salary"). Salary payments shall be made in equal installments consistent with the Bank's standard payroll practices for its officers. The Base Salary shall be reviewed by the Board of Directors each year during the Employment Period and set by the Board of Directors in an amount not less than the stated contract salary; any increase in Base Salary in excess of the stated contract may take the form of a contingent increase based upon the achievement of articulated personal or corporate goals, or both, at the discretion of the Board of Directors.

          (b) EXPENSES. Upon submission of appropriate invoices or vouchers, the Bank shall pay or reimburse Executive for all reasonable expenses incurred by him in the performance of his duties under this Agreement in furthering the business, and in keeping with the policies, of the Bank.

          (c) VACATION. Executive shall be entitled to four (4) weeks paid vacation each contract year, to be taken each year at a time or times as shall be mutually agreed upon by the Bank and Executive and consistent with applicable regulatory requirements. If Executive fails to use all of his vacation time during a particular calendar year, the unused portion shall not be carried over to the subsequent year, unless approved in writing by the Chairman of the Board of the Directors.

          (d) CASH INCENTIVE COMPENSATION. The Board of Directors, in its sole discretion, may authorize the payment of special cash incentive compensation to Executive from time to time in excess of the amount stated in any documented regular cash incentive plans. Any such special payment of incentive compensation will not set a precedent requiring or suggesting that similar incentive compensation will be paid in the future. The Bank's Board of Directors will consider the adoption of documented regular cash incentive compensation plans

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whereby the Executive would receive specific cash compensation for the achievement of articulated goals as determined by the Board of Directors. Any such regular cash incentive compensation shall be separate and apart from any special cash incentive compensation. The Executive (President and CEO) shall work closely with senior management of the Bank to development such incentive plans.

          (e)    INSURANCE POLICIES.

          (i) TERM LIFE INSURANCE. During the Employment Period, Bank shall provide term life insurance coverage for Executive in such form and amount as is not less favorable than that coverage provided by the Bank to other Bank employees from time to time generally.

          (ii) KEY MAN INSURANCE. During the Employment Period, Executive shall permit the Bank to insure his life under a policy or policies of life insurance issued by an insurance company or companies selected by the Bank, and to name the Bank as sole beneficiary thereunder. Executive agrees to submit to any physical examinations which may be reasonably required in connection with such policies.

          (iii) DISABILITY INSURANCE. During the Employment period, Bank shall provide Executive with disability insurance coverage in such form and amount consistent with that provided to other Bank employees generally.

          (f) BENEFITS. During the Employment Period, Executive shall be entitled to and shall be included under the same rules or restrictions in any employee welfare and retirement plan or program of the Bank available generally to its employees and/or officers including, without limitation, plans for hospital services, medical services benefits, sick pay, dental and other health plans.

          (g) STOCK PLANS. During the Employment Period, Executive may be included in any stock incentive, stock option, or stock compensation plan as the Board of Directors of the Bank may determine. Such plans may be documented by the Board of Directors and the Executive from time to time. The Executive (President and CEO) shall work with senior management of the Bank to develop such incentive plans. Without limiting the foregoing, the Bank agrees as follows:

          (i) STOCK GRANTS. Subject to the provisions of this subsection (i), the Executive will be granted the right to receive unregistered, restricted shares of the Common Stock of Bancorp. Grants of such shares will be made effective on December 31, 2000, December 31, 2001, December 31, 2002, and December 31, 2003. The number of shares granted on December 31, 2000 shall be that number having a value equal to $48,000 (based on a share price as determined below), and the number of shares granted on each subsequent December 31st shall be that number in each case having a value equal to 30% of the Executive's Base Salary in respect of the immediately preceding October 1 - September 30 period, with the price of such shares being the average of the closing price per share as reported by the NASDAQ Stock Market, Inc. for the ten trading

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     days prior to each respective December 31st. In respect of each grant, 25%
     of the amount of such shares shall be vested and distributed on each succeeding December 31st during the following four year period (i.e., the first 25% of the shares granted on December 31, 2000 will vest and be distributed on December 31, 2001). If for any reason such shares are not available in the reasonable opinion of the Board of Directors, the Bank shall pay to the Executive in cash, on the same schedule as aforesaid, the value of said shares based on the closing price of said shares on the applicable vesting date. In the event the Employment Period is terminated for cause (as defined herein), or is otherwise terminated by the Executive or by reason of the Executive's death or disability, the Executive shall forfeit the right to receive any of the aforesaid shares or cash which have not vested as of the date of such termination, provided, however, that in the event of a termination based upon a Change of Control (as hereinafter defined), or a termination other than for cause or by reason of the Executive's death or disability, all granted but unvested shares will be deemed to fully vest at the time of such termination.

          (ii) STOCK OPTIONS. The Executive will be granted stock options for a minimum of 10,000 unregistered, restricted shares of Common Stock of Bancorp on each of December 31, 2000, December 31, 2001, December 31, 2002, and October 16, 2003 (said latter date to be extended to December 31, 2003 in the event of the Executive remains employed by the Bank after October 16, 2003), exercisable for a period of ten (10) years from the date of grant and exercisable at a price equal to the fair market value of such shares on each such date of grant, all as determined by and subject to the terms of a stock option plan to be approved by the Board of Directors and the shareholders of the Bancorp. In the event that any future stock options are granted to any other employees or directors containing terms or conditions more favorable than the aforesaid options granted to the Executive, or any existing and outstanding options are modified to include any such more favorable provisions, the Executive shall have the right to have the terms and conditions of his stock options modified to incorporate such more favorable terms. In the event that the Board determines, in its reasonable discretion, that any of the aforesaid stock options for the Executive cannot be granted, the Executive shall have the right to receive, as additional compensation, within 30 days of the Determination Date (as defined below), an amount equal to the product of (A) the difference between (1) the market value of a share of Common Stock of Bancorp underlying such option had it been available on the date of the scheduled award (such market value to be equal to the average of the closing price of a share of the Common Stock of Bancorp as reported by the NASDAQ Stock Market Inc. for the ten (10) trading days prior to the respective December
     31) and (2) the market value of a share of Common Stock of Bancorp on the date chosen by the Executive during the ten year period after the date of the scheduled award (the date chosen by the Executive, the "Determination Date"), multiplied by (B) the number of shares of Common Stock of Bancorp which would have been covered by such option had it been granted. The Determination Date shall be the date immediately preceding the date on which a written notice is received by the Bank via overnight mail service and the applicable market value shall be the closing price of the shares of Bancorp on the Determination Date. Alternatively, the Executive may hand-deliver such a written notice to the Chairman of the Board of Bancorp after the closing of the NASDAQ market on any date during said period stipulating that such date shall be the

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     Determination Date in respect of the aforesaid procedure. The aforesaid cash amount shall be payable to the Executive only in respect of option shares which otherwise have been fully vested as of any Determination Date. In the event the Employment Period is terminated for cause (as defined herein), or is otherwise terminated by the Executive or by reason of Executive's death or disability, the Executive shall forfeit the right to exercise any of the aforesaid options, provided, however, that in the event of a termination based upon a Change of Control (as hereinafter defined), or a termination other than for cause or by reason of the Executive's death or disability, all granted but unvested options will be deemed to fully vest at the time of such termination.

     4. DISABILITY. If during any period in which Executive shall have continued to perform his duties as an employee of the Bank, Executive shall incur a total or partial disability (as defined in subsection (d) below), then until the earlier of (a) 180 days after the date such disability is incurred, or
(b) the expiration of the term of the Employment Period (either shall be termed the "Disability Period"), the Bank shall pay Executive during the Disability Period on the basis of his then-regular salary (any payments that Executive does or would otherwise receive pursuant to the Bank's; disability coverage for employees generally for this period of disability shall be set off against these payments).

          (a) If Executive's total disability shall terminate prior to the expiration of the Employment Period, then Executive shall return to full and active employment with the Bank under the terms of this Agreement; provided that if he shall again become disabled within a period of three (3) months after such return, other than by reason of an event which is not causatively related to his original disability, then Executive shall be deemed to have been continuously disabled from the date he incurred his original disability;

          (b) In the event Executive shall incur a partial disability (as defined in (d) below), then during the period of the partial disability, the compensation to be paid to him in consideration of his services to the Bank shall be equitably adjusted to reflect the time that he is able to devote to the affairs of and the value of the service he is able to impart to the Bank; provided, however, that during the Disability Period, the compensation shall not be less than Executive would have received under this Section 4 had he been totally rather that partially disabled (this is to say, he shall receive his then-regular salary for that Disability Period);

          (c) Payments to Executive under this Section 4 shall be reduced by the amounts, if any, as may be payable to him by reason of his disability under policies of insurance maintained and/or paid for by the Bank;

          (d) As used in this Agreement, the term "total disability" shall mean a disability such that, for physical or mental reasons, Executive is unable to perform substantially his obligations hereunder for the reasonably foreseeable future (not less than 90 days), as determined by the Bank's Board of Directors after considering competent medical evidence. As used in this Agreement, the term "partial disability" shall mean a disability, other than a total disability, such that, for physical or mental reasons, Executive is unable to perform a material portion of his usual duties at the Bank on a full-time basis as determined by the Bank's Board of Directors after considering competent evidence.

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     5.   TERMINATION.

          (a) TERMINATION BY DEATH. If Executive dies during the Employment Period, the Bank's obligations under this Agreement shall terminate immediately and Executive's estate shall be entitled to all arrearages of salary and expenses but shall not be entitled to further compensation.

          (b) TERMINATION WITH OR WITHOUT CAUSE. This Agreement and Executive's employment with the Bank may be terminated for cause at any time upon thirty (30) days advance written notice from the Bank to Executive, which notice shall set forth the facts on which the termination is based. Upon termination, Executive shall be entitled to all arrearages of salary and expenses, but shall not be entitled to further compensation or benefits.

     As used in this Agreement, and without limitation, "cause" shall include:
(i) Executive's conviction by any trial court of any crime involving fraud, embezzlement, theft or dishonesty; (ii) serious willful misconduct by Executive, including personal dishonesty in connection with Bank business or customers or the breach of a fiduciary duty to the Bank or its customers; (iii) the total disability of Executive, as defined in Paragraph 4 above; (iv) any material breach by Executive of this Agreement; or (v) if the Bank's regulatory authorities issue an order removing Executive from his positions at the Bank, or if such regulatory authorities inform the Directors that continuation of Executive in his position at the Bank would constitute an unsafe and unsound banking practice.

     Executive's employment may be terminated by the Bank without cause at any time, provided that, in such event, Bank shall pay Executive, in one lump-sum payment within thirty (30) days after such termination, an amount equal to the higher of the following: (i) that amount which is equal to the aggregate amount of salary payments that would be made to Executive for the remainder of the Employment Period, calculated at the Executive's then annual Base Salary; or
(ii) that amount which is equal to 1-1/2 years (18 months) Base Salary, calculated at Executive's then annual Base Salary, whichever is greater.

     In addition, if Executive is terminated without cause, the Bank shall either continue to carry Executive at no additional cost to him under the Bank's employee hospital, medical services, dental and other health plans for the remainder of the Employment Period, or, if he is not eligible for continued coverage under such plans, pay the cost of similar coverage for Executive pursuant to COBRA or similar private insurance plans offering comparable coverage.

     The provisions of this Section 5 shall apply only to termination of this Agreement prior to a Change of Control (as hereinafter defined). Termination of this Agreement following the occurrence of Change of Control shall be governed by Section 11 hereof.

          (c) IMMEDIATE CESSATION OF EMPLOYMENT. In the event Executive's employment terminates pursuant to subparagraph (b), the Bank may further direct Executive to cease immediately his activities on behalf of the Bank and to discontinue using any of the Bank's facilities; provided, however, that in the event of these directions, the Bank shall

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continue to provide Executive with salary and other benefits required by this
Agreement until the expiration of the notice period set forth in subparagraph
(b).

          (d) SURVIVAL. Anything in this Agreement to the contrary notwithstanding the provisions of Sections 6, 7, 8, 9, and 10 shall survive the termination of Executive's employment with the bank.

     6.   NON-COMPETITION AGREEMENT.

          (a) Executive absolutely and unconditionally covenants and agrees with the Bank that, from the period commencing on the date of this Agreement and continuing for a period of one (1) year following the termination of his employment as provided for in this Agreement, Executive will not, anywhere in the Restricted Area (as defined in subparagraph (b) below), either directly or indirectly, solely or jointly with any person or persons (a "Competitor"), as an employee, consultant, or advisor (whether or not engaged in business for profit), or an individual proprietor, partner, shareholder (provided that share ownership of less than 5% of the share voting power shall be permitted), director, officer, joint venturer, investor (provided that such investment will not be a violation if it is limited to less than 5% of the ownership of such entity), lender, or in any other capacity, compete with the business of the Bank
(i) as conducted as of the date of execution of this Agreement; or (ii) as conducted during the Employment Period; or (iii) as conducted as of the end of the Employment Period or (iv) as proposed to be conducted by the Bank as of the end of the Employment Period (collectively, the "Business"). Notwithstanding the foregoing, the provisions of this Section 6 (a) shall not apply in the event that (i) the Executive's employment is terminated by the Bank other than for cause or (ii) the Executive is employed by the Bank for the entire three (3) year term hereof and the Bank then determines not to further renew or extend this Agreement on substantially similar terms. In either of the foregoing events, however, the terms of Sections 7 and 8 hereof shall continue to be binding upon the Executive. In addition, and notwithstanding the foregoing, the non-compete provisions of this Section 6(a) shall apply to the Executive in the event the Executive receives the Severance Amount pursuant to Section 11 herein, and in such situation only, the "Restricted Area" shall be (i) the towns identified in Section 6(b) below, (ii) any town or city in which the Bank has an office or branch as of the time of the Change of Control, and (iii) Westchester County, New York. Upon any violation of the aforesaid provisions by the Executive, the Executive shall repay the Severance Amount to the Bank.

          (b) As used in this Section 6: (i) the term "compete" shall mean engaging, participating, or being involved in any respect in the business of banking, or furnishing any aid, assistance or service of any kind to any person in connection with, the Business and shall include, without limitation, being employed by any banking institution which has a branch or other place of business in the Restricted Area; (ii) except as otherwise provided in Section 6(a) above, the term "Restricted Area" shall mean the following six towns:
Greenwich, Stamford, Darien, New Canaan, Norwalk and Westport.

          (c) If a Court or arbitration panel concludes through appropriate proceedings that Executive has breached the covenant set forth in this Section, the term of the covenant shall

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be extended to a term equal to the period for which Executive is determined to have breached the covenant.

     7. COVENANT NOT TO DISCLOSE. Executive agrees that, by virtue of the performance of the normal duties of his position with the Bank and by virtue of the relationship of trust and confidence between Executive and the Bank, he possesses and will possess certain data and knowledge of operations of the Bank which are proprietary in nature and confidential. Executive covenants and agrees that he will not, at any time, whether during the term of this Agreement or otherwise, reveal, divulge or make known to any person (other than the Bank) or use for his own account, any confidential or proprietary record, data, trade secret, price policy, rate structure, personnel policy, method or practice of obtaining or doing business by the Bank, or any other confidential or proprietary information whatever (the "Confidential Information"), whether or not obtained with the knowledge and permission of the Bank and whether or not developed, devised or otherwise created in whole or in part by his efforts.

     Executive further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Bank and its successors and assigns.

     8. NON-INTERFERENCE COVENANT. Executive covenants and agrees that he will not, for a period of one (1) year following the termination of this Agreement, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, corporation or other organization: (i) solicit, employ, or otherwise interfere with any of the Bank's contracts or relationships with any employee, officer, director or any independent contractor who is employed by or associated with the Bank at the time of termination of this Agreement; or (ii) actively solicit, or cause to be solicited or otherwise actively interfere with any of the Bank's contracts or relationships with any independent contractor, customer, client or supplier of the Bank. It shall not constitute a violation of this Section 8 if customers, clients or employees follow Executive to his new place of employment without any independent solicitation on the part of Executive (or caused by Executive) or if such customers or clients respond to any mass advertising solicitation conducted independently by Executive's new employer without input from Executive.

     9. BUSINESS MATERIALS AND PROPERTY DISCLOSURE. All written materials, records, and documents made by Executive or coming into his possession concerning the business or affairs of the Bank shall be the sole property of the Bank and, upon termination of his employment with the Bank, Executive shall deliver the same to the Bank and shall retain no copies. Executive shall also return to the Bank all other property in his possession owned by the Bank upon termination of his employment.

     10. BREACH BY EXECUTIVE. It is expressly understood, acknowledged and agreed by Executive that: (i) the restrictions contained in Sections 6, 7, 8, and 9 of this Agreement represent a reasonable and necessary protection of the legitimate interests of the Bank and that his failure to observe and comply with his covenants and agreements in those Sections will cause irreparable harm to the Bank; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by

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Executive will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Bank may have in the event of any breach of said Sections, the Bank shall be entitled, and is expressly and irrevocably authorized by Executive, to demand and obtain specific performance, including without limitation, temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive, of the covenants and agreements contained in those Sections.

     11. CHANGE OF CONTROL. If, during the Employment Period (and after the Employment Period so long as the Executive is then still the full-time chief executive officer of the Bank), there is a "Change of Control" of the Bank (as defined below) and the Executive's employment is thereafter terminated by the Executive or by the Bank other than (i) for cause, or (ii) by reason of the Executive's death or disability, the Executive shall be entitled to receive a severance payment (the "Severance Amount") in consideration of services previously rendered to the Bank. The Severance Amount shall be made as a lump sum cash payment equal to two (2) times the greater of the following: (A) the Executive's then annual Base Salary; (B) the Executive's cash compensation (the "Cash Compensation") from the Bank for services rendered for the last full calendar year immediately preceding the Change of Control; or (C) the Executive's average annual cash Compensation with respect to the two (2) most recent taxable years ending before the date on which the Change of Control occurs.

     The Cash Compensation referred to above shall include the amount of Base Salary and any cash incentive compensation paid to Executive for services rendered for the time period in question, as such compensation is described in Sections 3(a) and 3(d) hereof, including any and all of said amounts as may have been deferred by Executive under deferral plans, if any, of the Bank, and shall include long-term compensation which, by its terms, is accelerated upon a Change of Control, or if not, shall by this Agreement be so accelerated and determined as the present value of any long-term cash incentive compensation previously awarded to Executive but not yet paid, measured at the time of award with the assumption that the award would be 100% earned over the performance period. Cash compensation will not include any cash received in lieu of stock options or restricted stock. Payment of the Severance Amount under this Section 11 shall be in lieu of any amount due or payable to the Executive under Sections 3 and 5 hereof. Payment under this Section 11 shall be paid in full within 90 days following the date of the Change of Control and shall not be reduced by any compensation which the Executive may receive from other employment with another employer should Executive's employment with the Bank terminate. The Executive shall not be entitled to the Severance Amount, and shall repay to the Bank (or its successors) any sums representing the Severance Amount previously paid to the Executive by the Bank, in the event that the Executive becomes employed as a senior officer of the Bank or any successor entity to the Bank within a two (2) year period following any such Change in Control.

     For purposes hereof, a "Change in Control" shall have occurred if:

          (1) Any "person" other than (i) Angelo DeCaro and his family members or family trusts, (ii) Fred DeCaro and his family members or family trusts, or (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Bank within the

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     meaning of Section 14(d) of the Securities Exchange Act of 1934 (the
     "Act"), by merger or otherwise, becomes the "beneficial owner" as defined in Rule 13d-3 thereunder, directly or indirectly, of more than 35% of the Bancorp's Common Stock;

          (2) any "person" other than (i) Angelo DeCaro and his family members or family trusts; (ii) Fred DeCaro and his family members or family trusts, or (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Bank, acquires by proxy or otherwise the right to vote more than 35% of Bancorp's Common Stock for the election of directors, other than solicitation of proxies by the Incumbent Board (as hereinafter defined), for any merger or consolidation of the Bank or for any other matter or question;

          (3) Bancorp's stockholders have approved the sale of all or substantially all of the assets of the Bank; or

          (4) the Board of Directors determines that a person other than (i) Angelo DeCaro and his family members or family trusts or (ii) Fred DeCaro and his family members or family trusts, directly or indirectly exercises a controlling influence over the management or policies of the Bank,

     A "Change of Control" shall be deemed not to have occurred if (A) such event is mandated or directed by a regulatory body having jurisdiction over the Bank's operations; or (B) it occurs pursuant to the terms of a plan for the acquisition of the capital stock of Bancorp by a newly formed bank holding company if in the consummation of such plan the shareholders of Bancorp will receive, pro rata, all of the common stock of such bank holding company; unless, in such transaction, a Person satisfies sub-paragraph (1), (2), or (4) above.

     A "Person" shall include a natural person, corporation, or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of Bancorp capital stock, such partnership, syndicate or group shall be considered a Person. Beneficial ownership shall be determined under the then current provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Reg. Section 240.13d-3, or their successor provision(s). The filing of a Form F-11A by a Person shall not be deemed a Change of Control.

     If, after a Change of Control of the Bank, the Executive incurs any fees and expenses of counsel to enforce this Agreement, the Bank agrees to pay such fees and expenses to Executive. The Executive's choice of counsel and his decision to retain counsel shall be in his reasonable discretion, provided any such fees and expenses must be reasonable and shall be payable only if the Executive prevails on the merits of his claim.

     Notwithstanding any other provision hereof, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control of the Bank or the termination of the Employment Period (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Bank, any person whose actions result in a Change in Control or any person affiliated with the Bank or such person (collectively with the

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Severance Amount, "Total Payments")) would not be deductible (in whole or part)
as a result of Section 280G of the Code, by the Bank, an affiliate or other person making such payment or providing such benefit, the Severance Amount shall be reduced until no portion of the Total Payments is not deductible, or the Severance Amount is reduced to zero. For purposes of this limitation (a) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Severance Amount shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Bank's independent auditors and acceptable to the Executive does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code; (c) the Severance Amount shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (1) or (2)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (b); and (d) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Bank's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     12. REGULATORY RESTRICTIONS. Notwithstanding any provision to the contrary in this Agreement, the Bank shall not be required under this Agreement to continue Executive in his position(s) at the Bank, or to make any payments to Executive, if the regulatory authorities having jurisdiction over the Bank order the Executive's removal from the Bank, or if such regulations determine that any payment would constitute an illegal "excess parachute" payment under 12 U.S.C.
Section 1828(k) and regulations promulgated thereunder, or an "unsafe or unsound banking practice" pursuant to 12 U.S.C. Section 1818(b).

     13. ARBITRATION. Any dispute whatsoever relating to the interpretation, validity or performance of this Agreement, or any other dispute arising out of this Agreement which cannot be resolved by any party upon thirty (30) days' written notice to the other party shall be settled by arbitration in the City of Stamford, Connecticut, in accordance with the rules then prevailing of the American Arbitration Association, and the judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. It is the purpose of this Agreement, and the intent of the parties hereto to make the submission to arbitration of any dispute or controversy arising out of this Agreement, as set forth hereinabove, an express condition precedent to any legal or equitable action or proceeding of any nature whatsoever.

     14.  GENERAL PROVISIONS:

          (a) All notices required by this Agreement shall be in writing and shall be sufficiently given if delivered or mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth below. Any party may specify a different address by written notice to the other, in accordance with this Section. All notices shall be deemed to have been given as of the date so delivered or mailed.

     To the Bank:

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          900 Bedford Street
          Stamford, CT
          Attention: Chairman of the Board of Directors

     To Executive:

          Charles F. Howell
          13 Delno Drive
          Danbury, CT

          (b) Except insofar as Executive may be subject to general policies adopted by the Bank from time to time, this Agreement contains the entire agreement between the parties, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.

          (c) The waiver by any party of any breach or default of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          (d) This Agreement may not be changed orally but only by an agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

          (e) This Agreement shall be binding upon and inure to the benefit of the Bank and Executive and their respective successors, assigns, heirs and legal representatives. Insofar as Executive is concerned, this Agreement is personal and Executive's duties under it shall not be assigned by Executive.

          (f) Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

          (g) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

          (h) This Agreement shall be construed pursuant to and in accordance with the laws of the State of Connecticut.

          (i) Wherever used in this Agreement, the masculine, feminine and neuter pronouns shall be fully interchangeable, and the singular shall include the plural where the context so requires and vice versa.

          (j) If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term of provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                         PATRIOT NATIONAL BANK


                                         By:   /s/ ANGELO DE CARO
                                         -------------------------------------
                                         Chairman of Board of Directors


                                         PATRIOT NATIONAL BANCORP, INC.


                                         By:   /s/ ANGELO DE CARO
                                         -------------------------------------
                                         President & CEO


                                         /s/   CHARLES F. HOWELL
                                         -------------------------------------
                                         Charles F. Howell
                                         Executive

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